Exhibit 99.1
                                                 For Further Information Contact
                                                  Harry J. Cynkus (404) 888-2922


FOR IMMEDIATE RELEASE


      ROLLINS, INC. ANNOUNCES SHARE REPURCHASES IN THE THIRD QUARTER 2005

ATLANTA, GEORGIA, October 3, 2005: Rollins, Inc., a premier North American consumer and commercial services company (NYSE Ticker Symbol - ROL), announced today share repurchases for the third quarter of 2005 totaling 536,597 shares of its $1 par value common stock at a weighted average price of $19.49 per share. In total 3,713,231 additional shares may be purchased under previously approved programs by the Board of Directors. The program does not have an expiration date.

Rollins,  Inc. is a premier  North  America  consumer  and  commercial  services company. Through its wholly owned subsidiaries, Orkin, Inc., Western Pest Services, and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to approximately 1.7 million customers in the United States, Canada, and Mexico from over 400 locations. You can learn more about Orkin by visiting our Web sites at www.orkin.com, www.westernpest.com, www.indfumco.com, and www.rollins.com. You can also find this and other news releases at www.rollins.com by accessing the news releases button.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this press release regarding potential repurchases of Company common stock are forward looking statements within the meaning of the Private securities Litigation Reform Act of 1995. The timing and amount of future stock repurchases are subject to a number of uncertainties, including market conditions, the Company's liquidity and financial position, and applicable laws and regulations.